                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) MARCH 24, 2004



                           MICROTEL INTERNATIONAL INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          DELAWARE                  001-10346                    77-0226211
          --------                  ---------                    ----------
(State or other jurisdiction       (Commission                 (IRS Employer
     of incorporation)             File Number)              Identification No.)



        9485 HAVEN AVENUE, SUITE 100, RANCHO CUCAMONGA, CALIFORNIA 91730
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               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code (909) 987-9220
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                                 NOT APPLICABLE
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          (Former name or former address, if changed since last report)


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ITEM 12.          RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         The information contained in this Item 12 is being "furnished to" the SEC in accordance with SEC Release Nos. 33-8216 and 34-47226 and shall not be deemed "filed with" the SEC for purposes of Section 18 of the Securities Exchange of 1934, as amended, or otherwise subject to the liabilities of that section. The information contained in this Item 12 shall not be deemed incorporated by reference into any registration statement, proxy statement or other report except as shall be expressly set forth by specific reference in such filing and regardless of any general incorporation language in such filing.

         On March 24, 2004, MicroTel International Inc. (the "Company") issued a press release describing selected financial results of the Company for the full year and fourth quarter 2003. A copy of the press release is set forth below in its entirety:

               MICROTEL INTERNATIONAL, INC. REPORTS FULL YEAR AND
                         FOURTH QUARTER PROFIT FOR 2003

   FULL YEAR PROFIT IS 304% OVER PREVIOUS YEAR AND FOURTH QUARTER IS 24% OVER
          PRIOR YEAR FOURTH QUARTER ON SUBSTANTIALLY INCREASED REVENUE

RANCHO CUCAMONGA, CALIFORNIA, March 24, 2004, MicroTel International Inc. (OTCBB: MCTL), an international manufacturer of defense and aerospace electronic components and subsystems and communication equipment today reported for the year ended December 31, 2003, a net income of $1,161,000 or $0.05 per share, basic and diluted, which is a 304% improvement over the net loss of $570,000 or $0.03 per share, basic and diluted, for the year ended December 31, 2002. Both the electronic components segment and the communications equipment segment reported substantial improvements in operating income in 2003 as compared to 2002. The increase in sales of electronic components and an increase of sales and cost reductions in the production of communications equipment were the primary reasons for the improvement.

For the fourth quarter, 2003 MicroTel reported net income of $254,000 or $0.01 per share, basic and diluted, a 25% increase over 2002 net income of $204,000 or $0.01 per share basic and diluted. The fourth quarter of 2003 is MicroTel's fifth consecutive profitable quarter.

Net sales in the year ended December 31, 2003 increased by $2,855,000 or 12.6% to $25,519,000 in comparison to $22,664,000 of net sales in 2002. Net sales for the fourth quarter of 2003 increased by $635,000, or 10.7%, to $6,597,000 as compared to net sales of $5,962,000 for the fourth quarter of 2002. The increase in net sales for the year ended December 31, 2003 as compared to 2002 primarily resulted from improved sales of our electronic components segment, primarily power supplies, which increased by $1,665,000, or 23.5%, in 2003 to $8,763,000 as compared to $7,098,000 in 2002. The Company's communications equipment segment net sales showed a slight increase to $9,351,000 in 2003 as compared to $9,274,000 in 2002. Within the communication equipment segment, the network access products that serve the customer premises market experienced a sales increase in 2003 of $740,000, or 13.7% to $6,139,000 as compared to $5,399,000 in 2002. The test equipment products of the communication equipment segment that serve the public carrier and other customers incurred a decrease in net sales in 2003 by $528,000, or 18.3%, to $2,353,000 as compared to $2,881,000 in 2002. In the 4th quarter of 2004, the electronic components segment increased its sales by $426,000, or 12.2% to $3,917,000 as compared to $3,491,000 in the 4th quarter of 2002. The telecommunications segment realized an increase in net sales of $209,000, or 8.5% to $2,680,000 in the fourth quarter of 2003 as compared to $2,471,000 in the 4th quarter of 2002.

RANDOLPH D. FOOTE, MicroTel's CFO, said, "Improved sales by our electronic components segment, primarily due to our subsidiary, XCEL Power Systems, Ltd, of Ashford, Kent, England, that produces power supplies for defense and aerospace applications, was a major factor in our improved performance for both the fourth quarter and full year of 2003. In addition, through our cost cutting efforts, our telecommunications segment improved its net income substantially in 2003 as compared to 2002 even though the sales level was approximately the same for both years. Our gross profit as a percent of sales for 2003 improved to 41.9% as compared to 37.6% in 2002. In addition we reduced our general, selling and administrative expenses to 30.6% of sales in 2003 as compared to 34.1% in 2002. We have further improved our financial position during 2003. Our working capital increased to $5,696,000 as of December 31, 2003 as compared to $3,961,000 as of December 31, 2002. We also improved working capital in the fourth quarter by $451,000. Our net worth increased to $7,916,000 as of December 31, 2003 as compared to $6,786,000 as of December 31, 2002. As of December 31, 2003, our cash balance was $1,174,000, a $920,000, or 362%, increase over the cash balance of $254,000 at December 31, 2002."

GRAHAM JEFFERIES, executive vice president and chief operating officer, Telecom Group, stated: "Despite continued softness in public carrier telecommunications capital spending, MicroTel has been able to return its telecommunications business segment to profitability in 2003 and we expect to improve further in 2004. Our Electronic Components segment has produced outstanding results in 2003 and we expect it to continue to do so in 2004. New product and new market sales in 2004 will provide the foundation for our continued improvement. Major opportunities exist for our new patent pending rotary switches for military and commercial aviation applications, our new power grid testers and especially sales opportunities for our recently introduced TDM over IP product which allows carriers and enterprises to run all TDM traffic irrespective of protocols or signaling - over E-thernet and IP networks without replacing legacy TDM equipment."

CARMINE T. OLIVA, chairman, president and CEO stated: "MicroTel has shown steady and continued revenue and net income improvement throughout 2003 and we are very pleased with our results. We expect this trend to continue in 2004, complemented by certain potential acquisitions."

ABOUT MICROTEL

MicroTel International Inc. is an international manufacturer of defense and aerospace electronic components and subsystems and communication equipment. Our electronic components group, which includes XET Corporation and its international subsidiaries, provides custom power conversion products, digital and rotary switches and subsystem assemblies to the global electronic components market and are primarily used for defense, aerospace and industrial applications. Our communications group, consisting of CXR Telcom Corporation and CXR Anderson Jacobson, provides network access, transmission and test equipment to the North American and European communications industry. Founded in 1983, MicroTel operates out of facilities in the United States, United Kingdom, France and Japan. As of February 29, 2004, we had a total of 181 employees in our various subsidiaries and divisions.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------
With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of MicroTel could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of MicroTel to improve its sales and profitability in 2004 as compared to 2003, to develop new products sales in 2004, to obtain sales in new markets in 2004, to benefit from new opportunities of its patent pending rotary switches, power grid testers and TDM over IP, to complete one or more acquisitions in 2004 and those factors contained in the "Risk Factors" Section of the Company's Form 10-K for the year ended December 31, 2003.

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

                     MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                    Condensed Consolidated Statements of Operations
                                      (unaudited)
                                           THREE MONTHS ENDED     TWELVE MONTHS ENDED
                                              DECEMBER 31,            DECEMBER 31,
                                           2003         2002       2003        2002
                                         ---------   ---------   ---------   ---------
                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales                                $  6,597    $  5,962    $ 25,519    $ 22,664
COST OF SALES                               3,598       3,568      14,835      14,147
                                         ---------   ---------   ---------   ---------
Gross profit                                2,999       2,394      10,684       8,517
Operating expenses:
   Selling, general and administrative      2,280       1,917       7,812       7,731
   Engineering and product development        254         276         951       1,015
                                         ---------   ---------   ---------   ---------
Income (loss) from operations                 485         201       1,921        (229)
Other income (expense)
     Interest expense                         (99)       (138)       (416)       (441)
     Other income                             (62)        113         (58)         80
                                         ---------   ---------   ---------   ---------
Income (loss) before income taxes             304         176       1,447        (590)
INCOME TAX EXPENSE (BENEFIT)                   50         (28)        286         (20)
                                         ---------   ---------   ---------   ---------
Net income (loss)                             254         204       1,161        (570)
                                         =========   =========   =========   =========
Income (loss)  per share:
     Basic                               $   0.01    $   0.01    $   0.05    $  (0.03)
                                         =========   =========   =========   =========
     Diluted                             $   0.01    $   0.01    $   0.05    $  (0.03)
                                         =========   =========   =========   =========
Weighted average number of
Outstanding shares
      Basic                                23,431      21,520      22,567      21,208
      Diluted                              24,431      23,433      23,811      21,208


                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                      Condensed Consolidated Balance Sheets
                                   (unaudited)

                                                   DECEMBER 31,     DECEMBER 31,
                                                      2003              2002
                                                  -------------    -------------
Current assets:
     Cash and equivalents                         $      1,174     $        254
     Accounts receivable                                 5,393            5,356
     Inventories                                         6,683            7,505
     Prepaid expenses and other                            555              343
                                                  -------------    -------------
Total current assets                                    13,805           13,458
                                                           322              588
Goodwill, net                                            2,447            2,346
Other assets                                               595              394
                                                  -------------    -------------
                                                  $     17,169     $     16,786
                                                  =============    =============
Liabilities and stockholders' equity:
Current liabilities:
       Notes payable                              $      2,882     $      3,475
       Current portion of long-term debt                   316              318
       Accounts payable                                  1,637            2,439
       Accrued expenses                                  3,274            3,265
                                                  -------------    -------------
Total current liabilities                                8,109            9,497
Long term debt, less current portion                       819              927
Other liabilities                                          325              348
                                                  -------------    -------------
Total liabilities                                        9,253           10,772
                                                  -------------    -------------

Convertible redeemable preferred stock                      --              282

Stockholders' equity
      Preferred stock                                        4              400
      Common stock                                          77               71
      Additional paid in capital                        25,613           24,900
      Accumulated deficit                              (17,886)         (19,042)
      Accumulated other comprehensive loss                 108             (597)
                                                  -------------    -------------
Total stockholders' equity                               7,916            5,732
                                                  -------------    -------------
                                                  $     17,169     $     16,786
                                                  =============    =============

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 26, 2004             MICROTEL INTERNATIONAL INC.

                                  By: /s/ RANDOLPH D. FOOTE
                                      ------------------------------------------
                                      Randolph D. Foote, Chief Financial Officer